Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION CORRECTS GUIDANCE UPDATE

RADNOR, PA (Businesswire) November 4, 2004 – The guidance table included in Penn Virginia Corporation’s (NYSE:PVA) third quarter 2004 results and 2004 guidance update issued November 3, 2004, contained an error in fourth quarter 2004 guidance for Corporate and Other general and administrative expenses.

Fourth quarter 2004 guidance for Corporate and Other general and administrative expenses should be $1.8 to $2.2 million instead of $9.1 to $10.7 million as included in the November 3 release, with corrected full year guidance of $8.1 to $8.5 million.

A corrected guidance table follows.

******

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production, expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for oil and natural gas and coal, projected supply of oil and natural gas and coal, lessee delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices royalties, minimum rental payments and joint venture distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s press releases and public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 11, 2004, and subsequently filed interim reports. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE (as corrected 11/4/04)

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the fourth quarter and full year 2004.

	Actual				Guidance
	First Quarter 2004	Second Quarter 2004	Third Quarter 2004	Year to Date 2004	Fourth Quarter 2004			Full Year 2004
Oil & Gas Segment:
Production:
Natural gas production (Bcf) - See Note a	5.8	5.3	5.1	16.1	6.0	-	6.8	22.1	-	22.9
Oil production (Mbbl) - See Note b	116	94	97	307	89	-	109	396	-	416
Equivalent production (Bcfe)	6.5	5.9	5.6	17.9	6.6	-	7.3	24.5	-	25.2
Equivalent daily production (MMcfe)	70.9	64.4	61.2	65.3	71.5	-	79.5	66.8	-	68.9

Expenses:
Lease operating ($ per Mcfe)	$0.46	$0.56	$0.59	$0.53	$0.51	-	0.55	$0.50	-	0.55
Exploration ($ millions)	$5.6	$1.8	$7.5	14.9	$8.1	-	10.5	$23.0	-	25.4
Taxes other than income (% of oil & gas revenue)	7.5%	6.1%	7.1%	6.9%	7.2%	-	8.0%	6.7%	-	7.4%
General and administrative ($ millions)	$1.8	$1.8	$2.1	$5.7	$2.0	-	2.4	$7.7	-	8.1
Depreciation, depletion and amortization ($ per Mcfe)	$1.44	$1.44	$1.47	$1.45	$1.47	-	1.55	$1.43	-	1.51

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	8.0	7.9	8.0	23.9	7.4	-	8.1	31.3	-	32.0
Revenues:
Coal royalties	$16.9	$17.5	$18.0	$52.4	$16.7	-	18.9	$69.1	-	71.3
Coal services	$0.8	$0.9	$0.9	$2.6	$0.7	-	0.9	$3.3	-	3.5
Timber and other	$0.3	$0.3	$0.5	$1.1	$0.9	-	1.2	$2.0	-	2.3

Expenses:
Operating	$1.7	$2.1	$1.8	$5.6	$1.3	-	1.9	$6.9	-	7.5
Taxes other than income	$0.3	$0.2	$0.2	$0.7	$0.2	-	0.4	$0.9	-	1.1
General and administrative	$2.0	$2.0	$2.1	$6.1	$1.8	-	2.0	$7.9	-	8.1
Depreciation, depletion and amortization	$4.8	$4.8	$4.8	$14.4	$4.5	-	4.9	$18.9	-	19.3
Interest expense:
Average long-term debt outstanding	$92.2	$91.3	$111.4	$99.8	$ 117.4			$ 103.1
Net interest rate assumed	4.6%	5.0%	5.0%	4.8%	6.0%			5.2%

Corporate and Other:
General and administrative *	1.9	1.9	2.5	6.3	$1.8	-	2.2	$8.1	-	8.5
Interest expense:
Average long-term debt outstanding	$61.0	$56.5	$67.5	$62.3	$63.0	-	73.0	$62.4	-	69.0
Net interest rate assumed	3%	3%	3%	3%	3%			3%
Percentage capitalized - see Note c	100%	100%	100%	100%	90%	-	100%	90%	-	100%
Minority interest in PVR					see Note d
Income tax rate - see Note e	39%	39%	41%	40%	40%			40%

Capital Expenditures:
Development drilling	$11.8	$23.3	$20.8	$55.9	$10.7	-	13.3	$66.6	-	69.2
Exploratory drilling	$1.7	$2.3	$8.0	$12.0	$6.2	-	7.0	$18.2	-	19.0
Seismic	$3.9	$0.8	$0.6	$5.3	$4.1	-	4.5	$9.4	-	9.8
Lease acquistion and field projects	$2.8	$8.9	$9.0	$20.7	$10.1	-	11.3	$30.8	-	32.0
Total Oil & Gas Capital Expenditures	$20.2	$35.3	$38.4	$93.9	$31.1	-	36.1	125.0	-	130.0
Coal land management projects	$0.4	$0.5	$28.5	$29.4	$0.0	-	0.4	$29.4	-	29.8

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

*	As corrected 11/4/04

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The Company’s natural gas hedging positions are summarized below:

	Average Mmbtu Per Day	Weighted Average Price per Mmbtu
		Swaps	Collars
			Floor	Ceiling
Fourth Quarter 2004
Costless Collars	19,837		$4.13	$6.54
Swaps	1,234	$4.70
First Quarter 2005
Costless Collars	21,656		$4.60	$7.12
Swaps (January only)	1,100	$4.70
Second Quarter 2005
Costless Collars	18,330		$4.87	$7.04
Third Quarter 2005
Costless Collars	18,000		$5.06	$7.12
Fourth Quarter 2005
Costless Collars	17,000		$5.29	$8.96
First Quarter 2006
Costless Collars	9,133		$5.55	$8.68
Second Quarter 2006
Costless Collars (April only)	5,000		$6.00	$8.19

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any, that may be hedged.

b -	The Company’s oil hedging positions are summarized below:

Swaps	Average Bbls Per Day	Weighted Average Price per Bbl
Fourth Quarter 2004	482	$30.41
First Quarter 2005 (January only)	400	$30.13

c -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.
d -	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 55.5 percent owned by parties other than Penn Virginia.
e -	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.